ESCROW AGREEMENT

This Escrow Agreement (hereinafter the "Escrow Agreement") is made and entered into as of this 30th day of June, 2005, by and among Dialog Group, Inc., a Delaware corporation (“DGI”), AdValiant Acquisition Corp. ("Acquisition"), a Delaware corporation, AdValiant Inc., an Ontario corporation (“AdValiant”), AdValiant USA, Inc. a Delaware corporation (“AdValiant USA”), Empire Media, Inc., a Delaware corporation (“Empire”), Matthew Wise, and Jivan Manhas, (the last three are collectively referred to as the “Shareholders”), and Mark Alan Siegel, Esq., as the Escrow Agent ("Escrow Agent").

WHEREAS, on the date hereof, DGI, AdValiant, AdValiant USA, and the Shareholders, among others, entered into an Agreement for Merger ("Merger Agreement"), pursuant to which 300 shares of DGI Special Voting Stock and 252,514,188 shares of AdValiant Exchangeable Shares are to be held in escrow until certain earnings goals are met; and

WHEREAS, the parties desire that Mark Alan Siegel, Esq. serve as Escrow Agent in connection with this Escrow Agreement.

Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and obligations herein contained, the parties agree hereto as follows:

1.    Escrow of Shares. (a) Immediately upon consummation of the merger, the Shareholders shall cause certificates evidencing 300 shares of DGI Special Voting Stock and 252,514,188 shares of AdValiant Exchangeable Shares (together referred to as the “Escrow Stock”) to be delivered to the Escrow Agent together with appropriate instruments of transfer endorsed in blank with medallion guarantees attached.

(b) The Shareholders, by the delivery of the Escrow Stock to the Escrow Agent, acknowledge and represent that the Escrow Stock is owned, beneficially and of record, by the Shareholders free and clear of any liens, claims, equities, charges, options, rights of first refusal or encumbrances and, further, acknowledges and represents that the Escrow Agent has the unrestricted right and power to transfer, convey and deliver full ownership of the Escrow Stock without the consent, agreement or joinder of any other person and without any designation, declaration or filing with any governmental authority, in accordance with the Merger Agreement.

2.    Escrow Conditions.

a.    The Escrow Agent is hereby instructed to receive and hold the Escrow Stock as provided in the Merger Agreement.

b.  Reference is made to Sections 4.03, 4.04, 7.04, and 8.06 of the Merger Agreement (The “Operative Sections”).

c.  All actions of the Escrow Agent shall be governed by the Operative Sections.

3.    Escrow Period and Delivery. The escrow period shall commence on the date of the execution of this Escrow Agreement, which shall be the same date as the date of the Closing of the Merger Agreement, and shall continue until the earlier of September 15, 2006 or the date on which a dispute is resolved pursuant to Section 8.06 of the Merger Agreement.

4.    The Shareholders and the Escrow Agent hereby agree that, as long as the Escrow Stock is held in escrow pursuant to this Escrow Agreement, neither will not take any action to cancel, sell, pledge, assign, dispose of, or otherwise transfer the Escrow Stock, except as otherwise provided in the Operative Sections. If DGI or AdValiant declares a cash dividend or stock dividend or if either splits or subdivides its shares or issues any shares of its preferred or common stock in a reclassification, then any the cash dividend or stock dividend shall be issued to, and held in escrow by, Escrow Agent in accordance with the terms and conditions of this Escrow Agreement.

5.    The Escrow Agent is hereby authorized to exchange the share certificates delivered to it for any number and any denomination of share certificates that the Escrow Agent, in its sole discretion, requires to enable it to satisfy its obligations hereunder from time to time, as required pursuant to this Escrow Agreement. The Escrow Agent shall reregister the Escrow Stock in his name. The Escrow Agent shall only vote the Escrow Stock pursuant to the joint written instructions of DGI and all the Shareholders.

6.    The Escrow Agent shall have no duties or obligations other than those specifically set forth herein or required by law. The acceptance by the Escrow Agent of its duties under this Escrow Agreement is subject to the terms and conditions hereof, which shall govern and control with respect to its rights, duties, liabilities and immunities.

7.    The parties hereto understand and agree that the Escrow Agent is not a principal, participant, or beneficiary of the underlying transactions which necessitate this Escrow Agreement. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in acting or refraining from acting on any instrument reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties, their officers, representatives or agents. As long as the Escrow Agent has acted in good faith or on the advice of counsel or has not been guilty of willful misconduct, the Escrow Agent shall have no liability under, or duty to inquire beyond the terms and provisions of this Escrow Agreement, and it is agreed that its duties are purely ministerial in nature. The Escrow Agent shall in no event be liable for any exemplary or consequential damages, the parties understanding that this limitation is provided for in view of the fact that Escrow Agent will receive no compensation (other than reimbursement for expenses by Guarantor) for its services hereunder.

8.    The Escrow Agent shall not be obligated to take any legal actions hereunder against any third party who is not a party to this Escrow Agreement which might, in the Escrow Agent's judgment, involve any expense or liability, unless the Escrow Agent shall have been furnished with reasonable indemnity.

9.    The Escrow Agent is not bound in any way by any other contract or agreement between or among the parties hereto whether or not the Escrow Agent has knowledge thereof of its terms and conditions and the Escrow Agent's only duty, liability and responsibility shall be to hold and deal with the Escrow Stock as herein directed.

10.    The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Escrow Agreement unless the same shall be in writing and signed by all of the other parties hereto and, if its duties as Escrow Agent hereunder are affected thereby, unless it shall have given prior written consent thereto.

11.    DGI and the Shareholders agree to indemnify the Escrow Agent against, and hold the Escrow Agent harmless from, anything which the Escrow Agent may do or refrain from doing in connection with its performance or non-performance as Escrow Agent under this Escrow Agreement and any and all losses, costs, damages, expenses, claims and reasonable attorneys' fees suffered or incurred by the Escrow Agent as a result of, in connection with or arising from or out of the acts of omissions of the Escrow Agent in performance of or pursuant to this Escrow Agreement, except such acts or omissions as may result from the Escrow Agent's willful misconduct.

12.    It is understood and agreed that should any dispute arise, Escrow Agent is authorized and directed to retain the Escrow Stock or deposit it with a court of competent jurisdiction until the dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings.

13.    In the event of any disagreement between DGI and the Shareholders or any or either of them concerning this Escrow Agreement or between them, or demands being made in connection with the Escrow Stock, or in the event that the Escrow Agent is in doubt as to what action the Escrow Agent should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, as long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until:

a.    the rights of DGI and the Shareholders shall have been fully and finally adjudicated by a court of competent jurisdiction; or

b.    all differences shall have been adjusted and all doubt resolved by agreement between DGI and the Shareholders, and the Escrow Agent shall have been notified thereof in writing signed by all parties.

14.    The terms of these instructions are irrevocable by the undersigned unless such revocation is consented to in writing by each of DGI and the Shareholders.

15.    The terms herein shall be binding upon the Escrow Agent and its successors, and upon DGI and the Shareholders.

16.    The Escrow Agent may resign as escrow agent in respect of the Escrow Stock by giving written notice to DGI and the Shareholders. The resignation of the Escrow Agent shall be effective, and the Escrow Agent shall cease to be bound by this Escrow Agreement, thirty (30) days following the date on which the notice of resignation is given.

DGI and the Shareholders shall, before the effective date of the resignation of the Escrow Agent, appoint another escrow holder who shall be acceptable to them and that such an appointment, when made, shall be binding on them. Upon appointment by the new escrow holder, the Escrow Agent shall deliver the Escrow Stock to the new escrow holder whereupon the Escrow Agent shall not be liable for the completion of any further acts pursuant to this Escrow Agreement. In the event that DGI and the Shareholders do not appoint a new escrow holder prior to the expiration of the thirty (30) day period, the Escrow Agent shall be entitled to make application to a court of competent jurisdiction in the State of New York to be relieved of the obligations upon it and/or to interplead Escrow Stock into such court and for directions with respect to the delivery of the Escrow Stock. The Escrow Agent shall be entitled to act in accordance with the direction of the court without any further liability whatsoever to any other party.

17.    The Escrow Agent will not receive any compensation for the performance of its services in connection with this Escrow Agreement except for the reimbursement by DGI of any and all out-of-pocket expenses incurred by the Escrow Agent in connection with the performance of its services hereunder.

18.    Escrow Agent is providing escrow services pursuant to this Escrow Agreement solely as an accommodation to the DGI and the Shareholders. DGI and shareholders acknowledge and agree that Escrow Agent may act as corporate secretary and legal counsel on behalf of DGI and that in acting in its capacity as Escrow Agent hereunder, Escrow Agent shall in no way be disqualified from acting as legal counsel on behalf of DGI as a result of (i) Escrow Agent entering into this Escrow Agreement, (ii) Escrow Agent performing any of its duties as escrow agent hereunder, or (iii) any dispute that may arise between any person with respect to the Escrowed Stock (and any withdrawal by Escrow Agent as the escrow agent hereunder in connection with such dispute).

19.    All notices and other communications provided for herein shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or overnight air courier guaranteeing next day delivery:

(a)	If to DGI:

Dialog Group, Inc.
Attn: Peter DeCrescenzo
Twelfth Floor, 257 Park Avenue South
New York, NY 10010

(b)	If to the Shareholders:

Empire Media, Inc.
Peter Bordes
62 White Street, Suite 3E
New York, NY 10013

Matt Wise
2 St. Clair Avenue East, Suite 800
Toronto, Ontario
M4T 2T5

Jivan Manhas
2 St. Clair Avenue East, Suite 800
Toronto, Ontario
M4T 2T5

(c)	If to Escrow Agent to:

Mark Alan Siegel, Esq.
Suite 400 E, 1900 Corporate Boulevard
Boca Raton, Florida 33431

All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; at the time received if sent by facsimile or electronic mail; three days after being deposited in the mail, postage prepaid, sent certified mail, return receipt requested, if mailed; and the next day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

20.    This Escrow Agreement shall be construed according to the laws of the State of New York.

21.    This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same.

IN WITNESS WHEREOF, the Parties hereto have executed this Escrow Agreement effective as of the day and year first above written.

DIALOG GROUP, INC. By: /s/ Peter V. DeCrescenzo Peter V. DeCrescenzo. President

THE SHAREHOLDERS Empire Media, Inc. By: /s/ Peter Bordes /s/ Jivan Manhas Jivan Manhas /s/ Matt Wise Matt Wise

ESCROW AGENT /s/ Mark Alan Siegel Mark Alan Siegel